EXHIBIT 99.1

News Release

Contact: Investor Relations
Phone: (713) 324-4755
Email: xjtinvestor@expressjet.com

EXPRESSJET REPORTS NOVEMBER 2006 PERFORMANCE

           HOUSTON, Dec. 1, 2006 – ExpressJet Holdings (NYSE: XJT) today announced increased traffic and capacity in November 2006 for its Continental Express operating fleet. During the month, ExpressJet revenue passenger miles (RPMs) totaled 819 million, up 7.9 percent over November 2005, and available seat miles (ASMs) increased by 6.5 percent compared with November 2005.  ExpressJet's November load factor was 77.4 percent, a 1.0 point increase over November 2005.  The company flew 74,103 block hours, compared with 68,705 block hours in November 2005, and operated 40,025 departures, versus 37,262 departures in November 2005.

            Also in November 2006, ExpressJet operated at a 99.9 percent controllable completion factor, which excludes cancellations due to weather and air traffic control.  ExpressJet had a total completion factor of 97.9 percent during the month.  In November 2005, ExpressJet’s controllable completion factor was 99.9 percent and its total completion factor was 98.7 percent.

            ExpressJet Holdings has strategic investments in the air transportation sector, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines operates a fleet of Embraer regional jets as Continental Express to 152 destinations in the United States, Canada, Mexico, Central America and the Caribbean, provides third-party training through its Training Services division and offers charter services through its Corporate Aviation division.  ExpressJet Services, LLC provides third-party repair services.  The company is the sole stockholder of these subsidiaries and also invests in other entities that permit it to leverage the management experience, efficiencies and economies of scale present in its subsidiaries.  For more information, visit expressjet.com.

– more –

EXPRESSJET REPORTS NOVEMBER 2006 PERFORMANCE/Page 2

PRELIMINARY TRAFFIC RESULTS

NOVEMBER	2006		2005		Change

Revenue Passenger Miles (000)	819,249		758,954		7.9	Percent

Available Seat Miles (000)	1,058,435		993,965		6.5	Percent

Passenger Load Factor	77.4	Percent	76.4	Percent	1.0	Points

Block Hours	74,103		68,705		7.9	Percent

Departures	40,025		37,262		7.4	Percent

YEAR-TO-DATE	2006		2005		Change

Revenue Passenger Miles (000)	9,435,577		8,120,744		16.2	Percent

Available Seat Miles (000)	12,084,075		10,889,535		11.0	Percent

Passenger Load Factor	78.1	Percent	74.6	Percent	3.5	Points

Block Hours	838,548		752,057		11.5	Percent

Departures	450,465		409,979		9.9	Percent

###